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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Synopsys, Inc.

We consent to the incorporation by reference in the registration statement dated November 20, 1998, on Form S-3 of Synopsys, Inc. of our report dated October 17, 1997, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1997, and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of Synopsys, Inc., and to the reference to our firm under the heading "experts" in the prospectus.




                                       /S/ KPMG PEAT MARWICK LLP




Mountain View, California
November 20, 1998